EIGHTH LEASE MODIFICATION AGREEMENT

AGREEMENT made as of May 25, 2006, by and between 250 WEST 57TH ST. ASSOCIATES L.L.C., a limited liability company having its office at 60 East 42nd Street, New York, New York (hereinafter called "Landlord"); and FISK BUILDING ASSOCIATES L.L.C., a limited liability company having its office at 60 East 42nd Street, New York, New York (hereinafter called "Tenant").

W I T N E S S E T H:

WHEREAS, on September 30, 1953 a net lease covering the entire premises known as the Fisk Building, located at 250 West 57th Street, New York, New York (the "Building"), was made between Landlord's predecessor , partnership known as 250 West 57th St. Associates and Tenant's predecessor, a partnership known as Fisk Building Associates, which lease was assigned on May 1, 1954 by said predecessor to Tenant (also formerly known as Fisk Building Associates); and

WHEREAS, said lease was modified by Modification Agreement dated June 12, 1961, by Second Modification Agreement dated June 10, 1965, by Third Lease Modification Agreement dated as of May 1, 1975, by Fourth Lease Modification Agreement dated November 12, 1985, by Fifth Lease Modification Agreement dated as of September 1, 1999, by Sixth Lease Modification Agreement dated as of November 17, 2000 and by Seventh Lease Modification Agreement dated as of December 28, 2004 (which lease, as so modified, is hereinafter called the "Lease"); and

WHEREAS, a modernization program had been undertaken to maintain the competitive position of the Building for which funds were borrowed by Landlord and made available to Tenant; and

WHEREAS, additional enhancements to the Building are deemed necessary to maintain such competitive position; and

WHEREAS, Landlord is willing to make funds available for such enhanced program, provided that Basic Rent (as hereinafter defined) is increased as hereinafter provided, and Tenant is willing to apply the funds as agent for Landlord toward the cost of such program.

NOW, THEREFORE, in consideration of the sum of Ten ($10.00) Dollars, the mutual promises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be bound, hereby agree as follows:

    Landlord and Tenant agree that improvements substantially as shown on Exhibit A to the Sixth Lease Modification Agreement and Exhibit A to the Seventh Lease Modification Agreement have been undertaken, The additional enhancements referred to in the recital above, as shown on Schedule A attached hereto and made a part hereof, constitute the enhanced modernization program referred to herein and shall be substantially made to the demised premises. All work performed by Tenant in furtherance of such modernization program shall be done as agent for Landlord and for the account of Landlord, and when completed, shall become the property of Landlord. All net proceeds of any loan(s) obtained in connection with such modernization program shall be turned over by Landlord to Tenant and applied to pay the costs of such program.

    A. There is hereby added to fixed payments of Basic Rent payable under Paragraph 2(A) the amount of the installments of debt service (except any balloon payment at maturity) payable under any Permitted Mortgage.

    B. Paragraph 13 of the Lease shall be deleted and restated in its entirety as follows:

    "13. Tenant agrees that its rights hereunder are subordinate to (i) the $30,5000,000 consolidated mortgage presently encumbering the demised premises plus refinancing costs in connection therewith and (ii) up to an aggregate of $33,400,000 of principal secured any future mortgages (whether having a first or subordinate lien priority) placed on the demised premises by Landlord plus refinancing costs in connection with such future mortgages, provided that (a) such new mortgages are made by an institutional lender on a non-recourse basis and (b) the proceeds of any increase in the principal amount of the loan(s) secured by such new mortgage(s) are used to refinance the then existing mortgage(s) on the demised premises and/or in connection with the demised premises (each mortgage to which Tenant's rights hereunder are subordinate is hereinafter a "Permitted Mortgage"). Tenant agrees to execute, upon demand, any documents required to evidence such subordination. Tenant further agrees that it will not do or suffer to be done any act upon the demised premises which will violate any of the terms of any Permitted Mortgage or the obligations secured thereby."

    Paragraph 29 of the Lease shall be deleted and restated in its entirety as follows:

    "29. For the purpose of this Paragraph 29, the term "Mortgage" shall mean (i) any fee mortgage encumbering the demised premises on the date hereof and (ii) any Permitted Mortgage to which the Lease is subordinate under the provisions of Paragraph 13 of this Lease, and the term 'refinancing' shall include any consolidation, modification, renewal, extension or replacement of any Mortgage. In the event that there shall be one or more refinancings of any Mortgage, the annual Basic Rent will be in an amount equal to the sum of TWENTY-EIGHT THOUSAND DOLLARS ($28,000.00) plus an amount equal to the installment payments for interest and/or amortization (not including any balloon principal payment due at maturity) required annually under any such Mortgage immediately subsequent to refinancing."

    Except as herein modified, the Lease shall remain in full force and effect, and the parties hereby ratify and confirm all of the other terms, covenants and conditions thereof.

    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the day and year first above written.

Landlord:

250 WEST 57TH ST. ASSOCIATES L.L.C.

By: /s/ Peter L Malkin

Peter L. Malkin, Member

By: /s/ Anthony E. Malkin

Anthony E. Malkin, Member

Tenant:

FISK BUILDING ASSOCIATES L.L.C.

By /s/ Peter L Malkin Peter L. Malkin, Member

Schedule A

250 West 57th Street - Ten Year Base Building Capital Program

Major Projects

Public corridors and elevator lobbies

Main lobby (incl. $120k buy-out of newsstand)

Fire alarm

Marketing office (cosmetic upgrade)

Marketing office relocation

Elevator cab upgrade

Passenger elevator car upgrades

Sidewalk elevator replacement

CCTV installation @ elevator cabs

Window replacement

Façade renovation

Roof replacement

Backflow preventers

House tanks replacement & capacity upgrade

New energy efficient chiller plant

Chimney modifications

Security & communication system improvements

Subway entrance renovation

Retail storefronts and signage

Bathroom renovations throughout

Visitor access styems

Sidewalk replacement

Freight entrance renovation

Electric service upgrade

Sewer ejector pump replacement

Other building code upgrades

BMS system for building controlled ac

Demolition/ACM abatement - out of service boiler

Cooling tower

Sprinkler review and investigation for code change

Sprinkler installation

Air handler replacements

Other miscellaneous

Toilet exhaust riser

DC electric conversion

Freight elevator mod/new cabs

Local law 11/98

Roof replacement 17th floor N, E, W

Replacement of 26th floor mansard

Oil tank replacement

Fire escape -misc. repairs/paint

ADA power assisted doors for front entrance

Electrical distribution upgrade

Replacement of vent stacks (20%)

Abatement/re-insulate of bathroom riser

Project management fee at 2.5%

Litigation cost façade Flag/Karman